EXHIBIT 99.1
News
For Immediate Release July 28, 2005	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS SECOND QUARTER DILUTED EARNINGS PER SHARE OF $0.63
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Company Cites Finnish Paper Industry Labor Dispute and Additional Costs of New Facilities for Lower than Expected Earnings
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NEW YORK, July 28--Minerals Technologies Inc. (NYSE: MTX) today reported second quarter net income of $13.1 million, a 13-percent decrease from the $15.1 million reported in the second quarter of 2004. Diluted earnings per common share were $0.63 compared with $0.73 in the same period last year, a 14-percent decrease.

          "Minerals Technologies had a difficult second quarter in which earnings were significantly below our expectations," said Paul R. Saueracker, chairman, president and chief executive officer. "The primary reason for the shortfall was the 56-day labor dispute that occurred in the Finnish paper industry, where we have manufacturing facilities that supply precipitated calcium carbonate to a number of paper mills. During the quarter, we also experienced higher than anticipated start-up costs at two new facilities in China and continued ramp-up costs at a merchant facility in Germany."

          Worldwide sales in the quarter increased 7 percent to $244.7 million from $229.3 million in the previous year. Foreign exchange had a favorable impact on sales of approximately $4.9 million, or 2 percentage points of sales growth. Income from operations was $20.8 million, or 9 percent lower than the $22.9 million reported for the second quarter of 2004.

          Worldwide sales for the first six months of 2005 increased 13 percent to $495.5 from $438.8 million reported last year. The favorable impact of foreign exchange on sales for the first six months of 2005 was approximately $10.7 million, or 2 percentage points of growth. The company also benefited by approximately 3 percentage points of sales growth from five additional business days in the first half as compared to the prior year. Operating income for the first six months of 2005 was $44.9 million compared with $43.0 million reported in the first half of 2004, a growth of 4 percent.

          For the first six months of 2005, net income increased 2 percent to $28.4 million from $27.7 million last year. Diluted earnings per common share increased 2 percent to $1.36 from $1.33 for the same period in 2004.

          Sales in the Specialty Minerals segment, which includes the precipitated calcium carbonate (PCC) and Processed Minerals product lines, increased 4 percent to $160.7 million from $155.1 million in the comparable quarter of 2004. Income from operations for the second quarter of 2005 was $12.2 million, a 24-percent decline from $16.1 million reported the previous year. For the first six months of 2005, Specialty Minerals sales increased 11 percent to $330.5 million from $298.9 million in the same period in 2004. Income from operations for the six months decreased 3 percent to $28.6 million from $29.6 million in the first half of last year.

          Worldwide net sales of PCC, which is primarily used in the manufacturing process of the paper industry, increased 4 percent in the second quarter to $122.9 million from $118.5 million in the same period in 2004. Foreign exchange had a favorable impact on sales of approximately 2 percentage points of growth. Total PCC sales for the six months were $256.9 million, an 11-percent increase from $230.9 million in the prior year.

          For the second quarter, Paper PCC sales grew 3 percent to $108.8 million from $105.3 million in the prior year. Paper PCC sales in North America, the company's largest market, grew 8 percent with approximately 3 percentage points of growth generated from the Millinocket, Maine, facility, which restarted in May 2004. Excluding foreign currency, European region sales declined 14 percent. The European region was affected primarily by the paper industry labor dispute in Finland, which had an impact on sales of approximately $5 million or 15 percentage points of growth. The labor dispute was settled on June 29.

          Worldwide tonnage volume of PCC used for filling and coating paper was flat for the second quarter. "This was primarily the result of the labor dispute in Finland," said Mr. Saueracker, adding that during the lockout the Finnish paper industry lost almost 1.7 million tons of paper production.

          Sales of Specialty PCC in the quarter grew 7 percent to $14.1 million from $13.2 million in 2004 due to increased sales from the Brookhaven, Mississippi, facility, and from the facility in Lifford, England.

          Worldwide sales of Processed Minerals products for the second quarter were $37.8 million compared with $36.6 million for the same period in 2004, an increase of 3 percent. For the six months, sales of Processed Minerals products increased 8 percent to $73.6 million from $68.0 million in the first half of 2004. These products are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

          Second quarter net sales in the Refractories segment, the products of which are used primarily in the steel industry, increased 13 percent to $84.0 million from $74.2 million in the same period of 2004. The favorable impact of foreign exchange was approximately 3 percentage points of growth. Sales in the metallurgical product line grew 80 percent to $24.5 million. This increase was attributable to a combination of price increases due to the substantial escalation in the cost of raw materials for this product line, and strong volume growth at both of the company's manufacturing facilities in Connecticut and Holland. Sales of refractory products and systems to steel and other industrial applications decreased 2 percent to $59.5 million from $60.6 million in the prior year. Income from operations in the second quarter 2005 increased 27 percent to $8.6 million from $6.8 million in the same period last year.

          For the six months, sales in the Refractories segment increased 18 percent to $165.0 million from $139.9 million in the same period in 2004. Income from operations for the six months increased 22 percent to $16.3 million from $13.4 million for the first six months of 2004.

          "Much of the growth in the Refractories segment was the result of continued good performance by our metallurgical product line," said Mr. Saueracker. "Refractories, however, continued to be affected by high raw material costs, and we have seen a softening in the North American steel industry in recent weeks."

          Consolidated cost of goods sold was 79.0 percent of sales compared with 76.3 percent of sales in the second quarter of 2004. Cost of goods sold for the quarter increased 8 percent in the Specialty Minerals segment, which had an unfavorable leveraging impact on the sales growth resulting in a 12 percent decline in production margin. This unfavorable leveraging occurred in Europe and Asia. European margins were affected by the labor dispute in Finland and ongoing coating program development costs at the new merchant PCC facility in Germany. Margins in Asia were affected by the continuing start-up and ramp-up costs at two new PCC facilities in China. Collectively, these three factors had an adverse impact on production margin and operating income of approximately $5 million.

          Cost of goods sold in the Refractories segment increased 16 percent in the quarter. This also had an unfavorable leveraging impact on the sales growth resulting in a 7 percent increase in production margin. Higher raw material costs continue to impact the Refractories segment margins.

          "Minerals Technologies recorded disappointing financial results for the second quarter as a result of the loss of paper production because of the labor dispute in Finland, as well as the higher than expected start-up costs at our two new PCC satellite plants in China and the ramp-up of our coating program in Europe," said Mr. Saueracker. "The Finnish papermakers are now producing and our PCC plants there should be operating at normal levels through the balance of the third quarter. The two plants in China are now ramping up, and the coating facility in Germany is accelerating production. Although our business fundamentals remain strong, we see some weakness in the North American steel market and are experiencing rapidly increasing energy costs in some of our operations."

          The company has scheduled an analyst conference call for July 29, 2005 at 11:00 a.m. to discuss operating results for the second quarter. The conference call will be broadcast over the company's website, www.mineralstech.com.

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This press release contains some forward-looking statements; in particular statements of anticipated changes in the business environment in which the company operates and in the company's future operating rate. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2004 Annual Report Form 10-K and in our other reports filed with the Securities and Exchange Commission.

	MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

		ASSETS

	(In Thousands of Dollars)
			July 3, 2005*	December 31, 2004**

	Current assets:
	Cash & cash equivalents		91,191	105,767
	Short-term investments		--	7,200
	Accounts receivable, net		173,026	156,276
	Inventories		117,907	106,125
	Prepaid expenses and other current assets		26,906	20,303
	Total current assets		409,030	395,671

	Property, plant and equipment		1,340,724	1,330,176
	Less accumulated depreciation		728,561	715,891
	Net property, plant & equipment		612,163	614,285

	Goodwill		52,491	53,729
	Prepaid benefit costs		59,834	61,617
	Other assets and deferred charges		28,066	29,600

	Total assets		1,161,584	1,154,902

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt		63,521	33,917
	Accounts payable		60,146	56,381
	Other current liabilities		61,914	62,555
	Total current liabilities		185,581	152,853

	Long-term debt		91,842	94,811
	Other non-current liabilities		110,819	107,925
	Total liabilities		388,242	355,589

	Total shareholders' equity		773,342	799,313

	Total liabilities and shareholders' equity		1,161,584	1,154,902

*	Unaudited.
**	Condensed from audited financial statements.

CONSOLIDATED STATEMENT OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data) (unaudited)

	Second Quarter		%	Six months		%
	2005	2004	Change	2005	2004	Change

Net sales	$244,734	$229,292	7	$495,550	$438,765	13
Operating costs and expenses:
Cost of goods sold	193,339	174,998	10	386,324	334,805	15
Marketing and administrative expenses	23,263	23,579	(1)	49,881	45,790	9
Research and development expenses	7,322	7,378	(1)	14,476	14,195	2
Restructuring charges	0	428	N/A	0	1,000	N/A

Income from operations	20,810	22,909	(9)	44,869	42,975	4
Non-operating deductions - net	1,259	725	74	2,477	2,290	8

Income before provision for taxes on income and minority interests	19,551	22,184	(12)	42,392	40,685	4

Provision for taxes on income	6,101	6,593	(7)	13,227	12,093	9

Minority interests	316	473	(33)	793	884	(10)

Net income	$13,134	$15,118	(13)	$28,372	$27,708	2

Weighted average number of common shares outstanding:
Basic	20,573	20,559		20,551	20,520

Diluted	20,836	20,802		20,814	20,760

Earnings per share:

Basic earnings per share	$0.64	$0.74	(14)	$1.38	$1.35	2

Diluted earnings per share	$0.63	$0.73	(14)	$1.36	$1.33	2

Cash dividends declared per common share	$0.05	$0.05		$0.10	$0.10

1) For the periods ended July 3, 2005 and June 27, 2004.
2) Sales increased 6% in the United States in the second quarter and 12% for the first six months of 2005. International sales increased approximately 7% in the second quarter and 14% for the first six months of 2005.
3) Provisions for bad debt, included in marketing and administrative expenses, decreased $1.9 million in the second quarter and $2.3 million for the first six months of 2005. The overall allowance for doubtful accounts was reduced from $7.1 million at December 31, 2004 to $6.6 million at July 3, 2005.
4) The Company recorded restructuring charges of $0.4 million in the second quarter of 2004 and $1.0 million in the first half of 2004 related to the program announced in December 2003. These charges relate to workforce reductions from business units and organization levels throughout the Company's worldwide operations.
5) The results of operations for the interim period ended July 3, 2005 are not necessarily indicative of the results that ultimately might be achieved for the current year.
6) The analyst conference call to discuss operating results for the second quarter is scheduled for July 29, 2005 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.